Exhibit 4

[Form of Lock-Up Agreement]

[●], 2018

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED

c/o J. P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

c/o Merrill Lynch, Pierce, Fenner & Smith

                            Incorporated

One Bryant Park

New York, NY 10036

Re:    Goosehead Insurance, Inc.—Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an underwriting agreement (the “Underwriting Agreement”) with Goosehead Insurance, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of Class A common stock, par value $[●] per share (the “Class A Common Stock”) of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J. P. Morgan Securities LLC on behalf of the Underwriters, the undersigned will not, during the period beginning on the date of this letter agreement (this “Letter Agreement”) and ending 180 days after the date of the prospectus relating to the Public Offering (the “Prospectus”) (such period, the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Class A Common Stock or Class B Common Stock, $[●] per share par value, of the Company (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock, in each case other than:

(A)	transfers of Common Stock:

(i)	as a bona fide gift or gifts or by will, testamentary document or intestate succession,

(ii)	to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this Letter Agreement “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin),

(iii)	to partners, members, stockholders, trust beneficiaries or other equity owners of the undersigned,

(iv)	if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, to any direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or any investment fund or other entity controlled or managed by the undersigned or any investment fund or other entity that controls the undersigned,

(v)	solely by operation of law, pursuant to a qualified domestic order or in connection with a divorce settlement,

(vi)	pursuant to the conversion of Class B Common Stock into Class A Common Stock,

(vii)	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s securities involving a Change of Control of the Company; provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the provisions of this Letter Agreement; provided further, that for purposes of this clause (vii), “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation, spin-off or other such transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an Underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 60% of the outstanding voting securities of the Company (or the surviving entity); provided further, that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the Undersigned shall remain subject to the restrictions contained in this Letter Agreement; provided further, that any Common Stock not transferred in connection with the tender offer, merger, consolidation or other such transaction shall remain subject to the restrictions contained in this Letter Agreement; and provided further, that any Common Stock transferred in connection with the tender offer, merger, consolidation or other such transaction shall remain subject to the restrictions contained in this Letter Agreement, and

(viii)	acquired by the undersigned in the Public Offering or in open market transactions subsequent to the closing of the Public Offering;

(B)	the establishment of a written plan for trading securities pursuant to and in accordance with Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that such plan does not provide for the transfer of Common Stock during the Restricted Period; and

(C)	the delivery of Common Stock to the Company for cancellation (or the withholding and cancellation of Common Stock by the Company) as payment for (i) the exercise price of any options granted in the ordinary course pursuant to any of the Company’s current or future employee or director share option, incentive or benefit plans described in the Registration Statement or (ii) the withholding taxes due upon the exercise of any such option or the vesting of any restricted Common Stock granted under any such plan, with any Common Stock received as contemplated by any transaction described in this clause (C) remaining subject to the terms of this Letter Agreement; provided that any shares of Common Stock received upon such exercise shall be subject to all of the restrictions set forth in this Letter Agreement and provided further, that any filing required under Section 16(a) of the Exchange Act shall clearly indicate in the codes and footnotes thereto that any disposition of shares in connection with a “cashless” exercise was made solely to the Company, provided that in the case of any transfer or distribution pursuant to clause (A) (other than in the case of a transfer described in clauses (A)(vii)) each donee, distributee or transferee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (A) or (B) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Restricted Period referred to above). If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any Company-directed Securities the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) J.P. Morgan Securities LLC on behalf of the Underwriters agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Common Stock, J.P. Morgan Securities LLC on behalf of the Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by J.P. Morgan Securities LLC on behalf of the Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective by May 1, 2018, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Securities to be sold thereunder, the undersigned shall be automatically released from all restrictions and obligations under this Letter Agreement. In addition, this Letter Agreement and all related restrictions and obligations shall automatically terminate upon the earliest to occur, if any, of (a) J.P. Morgan Securities LLC, on the one hand, or the Company, on the other hand, advising the other in writing that the Underwriters have or the Company has determined not to proceed with the Public Offering contemplated by the Underwriting Agreement, and (b) the registration statement filed with the Securities and Exchange Commission with respect to the Public Offering contemplated by the Underwriting Agreement is withdrawn prior to execution of the Underwriting Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

[NAME OF STOCKHOLDER]

By:
Name:
Title: